Strong ATSG Growth Drives 2015 Earnings Gains
Network-Driven Demand Expected to Generate More Growth in 2016
WILMINGTON, OH, March 8, 2016 - Air Transport Services Group, Inc. (Nasdaq: ATSG), the leading provider of medium wide-body aircraft leasing, air cargo transportation and related services, today reported consolidated financial results for the quarter and full year ended December 31, 2015.
For the fourth quarter of 2015 and for full year 2015, compared with prior-year amounts:

•
Revenues increased 15 percent to $181.6 million for the quarter, and were up 5 percent to $619.3 million for the year. Excluding revenues from reimbursable airline expenses, revenues increased 11 percent for the quarter and 6 percent for the year. Revenues for Cargo Aircraft Management, ATSG's aircraft leasing business, grew 7 percent year-over-year.

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Pre-tax earnings from continuing operations increased $9.4 million to $20.5 million for the quarter and to $62.6 million for 2015. Excluding the effect of 2014 pension settlement charges, and derivative transactions in each year, Adjusted Pre-tax Earnings increased 13 percent for the quarter and 7 percent for 2015. This and other adjusted amounts referenced below are non-GAAP financial measures. They are defined and reconciled to comparable GAAP results in tables at the end of this release.

•
Net earnings from continuing operations were 21 cents per share diluted, or $13.3 million, for the fourth quarter, and $0.60 per share, or $39.2 million for the year. Those earnings increased 23 percent for the quarter and 8 percent for the year, excluding the 2014 pension settlement charges. Operating loss carryforwards for U.S. federal income tax purposes offset much of the company’s federal tax liabilities. Because of increasing tax depreciation on its aircraft growth investments, ATSG now does not expect to pay significant federal income taxes until 2019 at the earliest.

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Record Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) for the fourth quarter and year. Fourth-quarter Adjusted EBITDA increased by 12 percent to $56.8 million. 2015 Adjusted EBITDA grew by 10 percent to $198.2 million. Adjusted EBITDA is a non-GAAP financial measure, defined and reconciled to comparable GAAP results in separate tables at the end of this release.

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Record operating cash flow for 2015 at $173.7 million. The 17 percent increase from 2014 stemmed largely from higher income and faster payments from customers. 2015 capital expenditures were $159 million, cash debt repayments in excess of borrowings were $24 million, and share repurchases were $10 million.

Joe Hete, President and Chief Executive Officer of ATSG, said, “2015 was an outstanding year for ATSG, as our principal midsize freighter leasing and operating businesses made great strides toward expanding and extending customer relationships into new markets, all while generating record cash flow on $30 million in revenue growth. During the year, we also strengthened our balance sheet and repurchased 1 million of our common shares.

"Continued strong demand for our freighters in 2015 grew our externally leased portfolio of Boeing 767 aircraft by six to 30 aircraft at year-end, and our airlines finished the year with an exceptional holiday-season performance, with our fleet fully deployed," Hete added. "Demand in our midsize freighter market niche remains strong. We expect to maintain our focus on customer service and invest aggressively to capture and expand our growth opportunities, while maintaining our commitment to maximize shareholder returns.”
As noted above, GAAP net earnings for 2014 included a one-time settlement option offered to certain beneficiaries of qualified pension plans in December 2014, which led to pre-tax non-cash charges of $6.7 million to continuing operations and $5.0 million to discontinued operations in the fourth quarter of 2014. The pension settlements will reduce future pension obligations and expense volatility.
2015 Business Developments
ATSG completed several significant strategic and operating agreements that added value in 2015 or will deliver significant returns over the next several years. Those agreements and achievements include:

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DHL relationship amendments effective in April that led to a doubling of our forward lease-months with DHL, and extend operating terms through March 2019. Our DHL-leased fleet has expanded from 13 in March 2015 to 17 in February 2016, including five 767-300 freighters, and we have more opportunities to deliver ATSG solutions for DHL’s global network, including two 767s now operating in DHL's Mideast network.

•	New customer relationships including 767 deployments with Raya Airways in Asia, and deployments with West Atlantic in Europe, in which we are an investor and where three of our 767s now operate.

•	Fleet expansion through four more Boeing 767-300s purchased in 2015. Three of them are already deployed with dry-lease customers and the fourth is due in April. Three will have eight-year lease terms.

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Pathway into the China market formed through a joint venture for a Tianjin-based regional air cargo network due to launch in the second half this year. We expect to benefit from the venture's reliance on our midsize freighter expertise as it pursues network opportunities throughout southeast Asia.

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U.S. trial air operation launched in September 2015, now with five dedicated 767 freighters and logistical support, achieved its performance objectives through the holiday season. Under automatic extension provisions, it now runs at least to mid-May this year.

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Multi-year heavy maintenance agreement with Delta Air Lines for its fleet of more than 80 Boeing 717 passenger aircraft began in October, validating both the 2014 expansion of our hangar capacity in Wilmington and our decades of experience servicing similar DC-9 airframes.

Segment Results
Cargo Aircraft Management (CAM)

CAM	Fourth Quarter		Year
($ in thousands)	2015	2014	2015	2014
Revenues	$46,729	$44,852	$177,789	$166,303
Pre-Tax Earnings	15,096	14,478	57,457	53,159
Significant Developments:

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CAM’s $1.9 million increase in fourth-quarter revenue came via growth with external customers. External revenues were $25.2 million for the quarter and $93.4 million for the year. Externally leased freighters increased to 30 from 24 during 2015.

•	Pre-tax earnings increased $0.6 million for the quarter and $4.3 million for 2015. Increased lease revenues offset increases in depreciation and fleet transition costs.

•
At December 31, 2015, CAM owned 57 Boeing cargo aircraft, 55 of which were in serviceable condition, including 47 767s, four 757-200 freighters and four 757-200 combi aircraft. CAM purchased four 767-300 aircraft in 2015, one in each quarter. Two were in service by year-end, and two were being modified from passenger to freighter configuration.

•	One of the two 767s in mod at year-end was placed in service with DHL in February. The other is due to enter service with an existing customer in April. Both will be leased for eight-year terms.
ACMI Services

ACMI Services	Fourth Quarter		Year
($ in thousands)	2015	2014	2015	2014
Revenues
Airline services	$106,262	$107,334	$395,486	$399,376
Reimbursables	17,569	9,832	37,623	40,543
Total ACMI Services Revenues	123,831	117,166	433,109	439,919

Pre-Tax Earnings (Loss) Excluding Charges	3,705	1,482	(2,654)	(5,381)
Less Pension Settlement Charge	—	(6,700)	—	(6,700)
Pre-Tax Earnings (Loss)	3,705	(5,218)	(2,654)	(12,081)
Significant Developments:

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Airline services revenues were down slightly in the fourth quarter, compared to the prior year period. Expanded ACMI operations in the fourth quarter of 2015 did not entirely offset reductions in revenues from fewer aircraft in ACMI service than a year ago, and from changes in revenues under new operating agreements with DHL effective in April 2015. Airline services revenues grew on a consecutive-quarter basis from the third quarter, as all available aircraft were fully deployed in the fourth quarter.

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Pre-tax profitability improved sharply for the quarter and year. Principal factors were better utilization rates for a smaller ACMI fleet in 2015, including a 7 percent increase in block hours for the fourth quarter. Expenses increased for heavy and line maintenance, and flight crews, due to higher fleet utilization rates.

Other Activities

Other Activities	Fourth Quarter		Year
($ in thousands)	2015	2014	2015	2014
Revenues	$55,812	$36,938	$161,995	$142,294
Pre-Tax Earnings	1,568	2,228	8,561	11,363

Significant Developments:

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External customer revenues from all other activities in the fourth quarter were $32.6 million, up 66 percent in the fourth quarter, and $93.9 million, up 30 percent for the year. Revenues increased from aircraft maintenance services, including a new agreement for airframe heavy maintenance with Delta Air Lines, and from postal center management and logistics services. Pre-tax earnings for 2015 reflects improved earnings from maintenance operations and logistics services, offset by a smaller actuarial credit in 2015 from prior-year changes in employee benefit plans.

Outlook
ATSG currently expects to provide an outlook for its Adjusted EBITDA from Continuing Operations for 2016 and anticipated aircraft deployments during its investor conference call at 10 a.m. Eastern time on March 9, 2016. Arrangements for accessing that call are referenced below.
ATSG currently projects 2016 capital expenditures of approximately $280 million, of which $205 million is related to fleet expansion, and the remainder is to maintain ATSG's current fleet and acquire other equipment. The 2016 fleet expansion spending will include costs to complete modification of two 767-300 aircraft purchased in 2015 for deployment in February and April this year. It will also include the purchase, modification and deployment of four more 767-300s in 2016, three of which have been acquired this year. One aircraft is undergoing modification for expected deployment in the third quarter, and three more are projected to complete modification and enter service by the end of 2016.
"ATSG's business model, and therefore its business outlook, is significantly different from others in the more global trade-sensitive portion of the air-cargo industry," Hete said. "Our model emphasizes dry leasing of efficient midsize freighters for long-term deployment in express and other regional networks. That means we are driven more by increasing global competition among manufacturers and retailers to provide best-in-class connections within their distribution networks, and to their end customers. We intend to remain the leading independent source of dedicated aircraft and service solutions to this expanding market segment, and will deploy capital as necessary to grow our position, while also continuing to allocate capital to share repurchases."
Conference Call
ATSG will host a conference call on March 9, 2016, at 10:00 a.m. Eastern time to review its financial results for the fourth quarter of 2015. Participants should dial (888) 895-5479 and international participants should dial (847) 619-6250 ten minutes before the scheduled start of the call and ask for conference pass code 41923029. The call will also be webcast live (listen-only mode) via www.atsginc.com.
A replay of the conference call will be available by phone on March 9, 2016, beginning at 2:00 p.m. and continuing through March 16, 2016, at (888) 843-7419 (international callers (630) 652-3042); use pass code 41923029#. The webcast replay will remain available via www.atsginc.com for 30 days.
About ATSG
ATSG is a leading provider of aircraft leasing and air cargo transportation and related services to domestic and foreign air carriers and other companies that outsource their air cargo lift requirements. ATSG, through its leasing and airline subsidiaries, is the world's largest owner and operator of converted Boeing 767 freighter aircraft. Through its principal subsidiaries, including two airlines with separate and distinct U.S. FAA Part 121 Air Carrier certificates, ATSG provides aircraft leasing, air cargo lift, aircraft maintenance services and airport ground services. ATSG's subsidiaries include ABX Air, Inc.; Airborne Global Solutions, Inc.; Air Transport International, Inc.; Cargo Aircraft Management, Inc.; and Airborne Maintenance and Engineering Services, Inc. For more information, please see www.atsginc.com.
Except for historical information contained herein, the matters discussed in this release contain forward-looking statements that involve risks and uncertainties. There are a number of important factors that could cause Air Transport Services Group's ("ATSG's") actual results to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, changes in market demand for our assets and services; our operating airlines' ability to maintain on-time service and control costs; the cost and timing with respect to which we are able to purchase and modify aircraft to a cargo configuration; the number and timing of deployments and redeployments of our aircraft to customers; the ability and timeliness with which the Tianjin-based joint venture is able to secure the necessary approvals from the People’s Republic of China and execute its business plan; the completion of anticipated commercial arrangements with new and existing customers, and other factors that are contained from time to time in ATSG's filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers should carefully review this release and should not place undue reliance on ATSG's forward-looking statements. These forward-looking statements were based on information, plans and estimates as of the date of this release. ATSG undertakes no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

Contact:
Quint O. Turner, ATSG Inc. Chief Financial Officer
937-382-5591

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
REVENUES	$181,581	$157,938	$619,264	$589,592

OPERATING EXPENSES
Salaries, wages and benefits	54,446	43,470	181,785	166,526
Depreciation and amortization	34,296	29,826	125,443	108,254
Maintenance, materials and repairs	24,703	26,399	96,044	91,528
Fuel	17,533	13,188	52,615	53,521
Rent	2,777	5,727	11,677	26,650
Travel	5,253	4,481	18,007	17,662
Landing and ramp	2,745	2,541	9,727	10,305
Insurance	1,009	1,417	3,645	5,304
Pension settlement	—	6,700	—	6,700
Other operating expenses	16,269	9,904	47,531	38,617
	159,031	143,653	546,474	525,067

OPERATING INCOME	22,550	14,285	72,790	64,525
OTHER INCOME (EXPENSE)
Interest income	21	26	85	92
Interest expense	(2,644)	(3,324)	(11,232)	(13,937)
Net gain on derivative instruments	573	127	920	1,096
	(2,050)	(3,171)	(10,227)	(12,749)

EARNINGS (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	20,500	11,114	62,563	51,776
INCOME TAX EXPENSE	(7,157)	(4,455)	(23,408)	(19,702)

EARNINGS (LOSS) FROM CONTINUING OPERATIONS	13,343	6,659	39,155	32,074

EARNINGS (LOSS) FROM DISCONTINUED OPERATIONS, NET OF TAX	1,425	(2,948)	2,067	(2,214)
NET EARNINGS (LOSS)	$14,768	$3,711	$41,222	$29,860

EARNINGS (LOSS) PER SHARE - Basic
Continuing operations	$0.21	$0.10	$0.61	$0.50
Discontinued operations	0.02	(0.04)	0.03	(0.04)
NET EARNINGS (LOSS) PER SHARE	$0.23	$0.06	$0.64	$0.46

EARNINGS (LOSS) PER SHARE - Diluted
Continuing operations	$0.21	$0.10	$0.60	$0.49
Discontinued operations	0.02	(0.04)	0.03	(0.03)
NET EARNINGS (LOSS) PER SHARE	$0.23	$0.06	$0.63	$0.46

WEIGHTED AVERAGE SHARES
Basic	63,742	64,289	64,242	64,253
Diluted	64,536	65,222	65,127	65,211

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31,	December 31,
	2015	2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$17,697	$30,560
Accounts receivable, net of allowance of $415 in 2015 and $812 in 2014	57,986	43,513
Inventory	12,963	10,665
Prepaid supplies and other	12,660	12,613
TOTAL CURRENT ASSETS	101,306	97,351

Property and equipment, net	875,401	847,268
Other assets	26,827	28,230
Goodwill and acquired intangibles	38,729	39,010
TOTAL ASSETS	$1,042,263	$1,011,859

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$44,417	$40,608
Accrued salaries, wages and benefits	27,454	25,633
Accrued expenses	8,107	8,201
Current portion of debt obligations	33,865	24,344
Unearned revenue	12,963	12,914
TOTAL CURRENT LIABILITIES	126,806	111,700
Long term debt	284,335	319,750
Post-retirement obligations	108,194	92,050
Other liabilities	61,913	57,647
Deferred income taxes	96,858	83,223

STOCKHOLDERS’ EQUITY:
Preferred stock, 20,000,000 shares authorized, including 75,000 Series A Junior Participating Preferred Stock	—	—
Common stock, par value $0.01 per share; 75,000,000 shares authorized; 64,077,140 and 64,854,950 shares issued and outstanding in 2015 and 2014, respectively	641	649
Additional paid-in capital	518,259	526,669
Accumulated deficit	(55,731)	(96,953)
Accumulated other comprehensive loss	(99,012)	(82,876)
TOTAL STOCKHOLDERS’ EQUITY	364,157	347,489
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,042,263	$1,011,859

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES
PRE-TAX EARNINGS AND ADJUSTED PRE-TAX EARNINGS SUMMARY
FROM CONTINUING OPERATIONS
NON-GAAP RECONCILIATION
(In thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenues
CAM	$46,729	$44,852	$177,789	$166,303
ACMI Services
Airline services	106,262	107,334	395,486	399,376
Reimbursables	17,569	9,832	37,623	40,543
Total ACMI Services	123,831	117,166	433,109	439,919
Other Activities	55,812	36,938	161,995	142,294
Total Revenues	226,372	198,956	772,893	748,516
Eliminate internal revenues	(44,791)	(41,018)	(153,629)	(158,924)
Customer Revenues	$181,581	$157,938	$619,264	$589,592

Pre-tax Earnings from Continuing Operations
CAM, inclusive of interest expense	15,096	14,478	57,457	53,159
ACMI Services	3,705	1,482	(2,654)	(5,381)
Other Activities	1,568	2,228	8,561	11,363
Pension settlement charge	—	(6,700)	—	(6,700)
Net, unallocated interest expense	(442)	(501)	(1,721)	(1,761)
Net gain (loss) on derivative instruments	573	127	920	1,096
Total Pre-tax Earnings	$20,500	$11,114	$62,563	$51,776

Adjustments to Pre-tax Earnings
Add pension settlement cost	—	6,700	—	6,700
Less net (gain) loss on derivative instruments	(573)	(127)	(920)	(1,096)
Adjusted Pre-tax Earnings	$19,927	$17,687	$61,643	$57,380

Adjusted Pre-tax Earnings is defined as Earnings from Continuing Operations Before Income Taxes less derivative gains or losses, plus a pension settlement charge. Management uses Adjusted Pre-tax Earnings from Continuing Operations to assess the performance of its operating results among periods. Adjusted Pre-tax earnings from Continuing Operations is a non-GAAP financial measure and should not be considered an alternative to Earnings from Continuing Operations Before Income Taxes or any other performance measure derived in accordance with GAAP.

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES
UNAUDITED ADJUSTED EARNINGS FROM CONTINUING OPERATIONS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION
NON-GAAP RECONCILIATION
(In thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014

Earnings from Continuing Operations Before Income Taxes	$20,500	$11,114	$62,563	$51,776
Interest Income	(21)	(26)	(85)	(92)
Interest Expense	2,644	3,324	11,232	13,937
Depreciation and Amortization	34,296	29,826	125,443	108,254
EBITDA from Continuing Operations	$57,419	$44,238	$199,153	$173,875
Add pension settlement charge	—	6,700	—	6,700
Less net (gain) loss on derivative instruments	(573)	(127)	(920)	(1,096)

Adjusted EBITDA from Continuing Operations	$56,846	$50,811	$198,233	$179,479

EBITDA and Adjusted EBITDA from Continuing Operations are non-GAAP financial measures and should not be considered as alternatives to Earnings from Continuing Operations Before Income Taxes or any other performance measure derived in accordance with GAAP.

EBITDA from Continuing Operations is defined as Earnings from Continuing Operations Before Income Taxes plus net interest expense, depreciation, and amortization expense. Adjusted EBITDA from Continuing Operations is defined as EBITDA from Continuing Operations plus a pension settlement charge and less derivative gains or losses.

Management uses EBITDA from Continuing Operations as an indicator of the cash-generating performance of the operations of the Company. Management uses Adjusted EBITDA from Continuing Operations to assess the performance of its operating results among periods. EBITDA and Adjusted EBITDA from Continuing Operations should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP, or as an alternative measure of liquidity.

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES
UNAUDITED ADJUSTED EARNINGS
NON-GAAP RECONCILIATION
(In thousands, except per share data)

	Three Months Ended			Year Ended
	December 31, 2014			December 31, 2014
		Per Share			Per Share
	Earnings	Basic	Diluted	Earnings	Basic	Diluted

Earnings (loss) from continuing operations	6,659	$0.10	$0.10	32,074	$0.50	$0.49
Effect of pension settlement charge, net of tax	4,147	0.07	0.07	4,147	0.06	0.07
Adjusted earnings from continuing operations	10,806	$0.17	$0.17	36,221	$0.56	$0.56

Weighted Average Shares		64,289	65,222		64,253	65,211

Adjusted earnings and adjusted earnings per share from continuing operations are a non-GAAP financial measures and should not be considered as alternatives to earnings or earnings per share from continuing operations or any other performance measure derived in accordance with GAAP.

Adjusted earnings from continuing operations is defined as earnings (loss) from continuing operations plus a pension settlement charge.

Management uses adjusted earnings and adjusted earnings per share from continuing operations to assess the performance of its operating results. Adjusted earnings from continuing operations should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP.

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES
IN-SERVICE CARGO AIRCRAFT FLEET

Aircraft Types
	December 31,			December 31,			December 31,
	2014			2015			2016 Projected
			Operating			Operating			Operating
	Total	Owned	Lease	Total	Owned	Lease	Total	Owned	Lease
B767-200	38	36	2	36	36	—	36	36	—
B767-300	10	9	1	11	11	—	17	17	—
B757-200	4	4	—	5	4	1	5	4	1
B757 Combi	4	4	—	4	4	—	4	4	—
Total Aircraft	56	53	3	56	55	1	62	61	1

Owned Aircraft In Serviceable Condition
	December 31,			December 31,
	2014			2015

Dry leased without CMI		11			15
Dry leased with CMI		13			15
ACMI/Charter		28			25
Staging/Unassigned		1			—
		53			55